UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 28, 2006

Lone Star Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-12881	75-2085454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15660 North Dallas Parkway,
Suite 500
Dallas, Texas  75248
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:  (972) 770-6401

Not applicable

(Former name or former address, if changed since last report)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement

Annual Cash Bonus Incentive Programs

On February 20, 2006, at a meeting of the Human Resources Committee (“Committee”) of the Board of Directors of Lone Star Technologies, Inc. (“Lone Star”), the Committee discussed, and at a meeting of the Board on February 28, 2006, recommended to the Board, the performance objectives and related bonus opportunities for the 2006 Annual Cash Incentive Bonus Program (“2006 Program”) which is applicable to key employees of Lone Star and its operating companies, including Lone Star’s executive officers, and which the Board approved.  At the February 28th meeting, the Committee also recommended to the Board, and the Board authorized, payment of cash bonuses to the executive officers and other participants in the 2005 Annual Cash Incentive Program (“2005 Program”), which has terms that are substantially similar to those of the 2006 Program.  Cash bonus opportunities under the 2005 Program and the 2006 Program are provided in accordance with and as part of Lone Star’s 2004 Long-Term Incentive Plan.

2006 Program

Annual cash bonus targets as a percentage of salary (ranging from 10% to 100%) were established for each participant in the 2006 Program.  Achievement by the participant’s employer of 100% of its 2006 targeted ROA (return on assets, which is earnings before income taxes divided by total assets less non-interest bearing liabilities) would establish an opportunity pool. If the employer achieves less than 100% of its 2006 targeted ROA, the opportunity pool would be reduced accordingly.  Lone Star’s chief executive officer would not be eligible to participate in that reduced pool if the achievement is less than 70% of the 2006 targeted ROA.  If an employer achieves more than 100% of its 2006 targeted ROA, the opportunity pool would be increased proportionally up to a maximum of 200% of the sum of the participants’ target bonus amounts.

The Committee, in its sole discretion, administers the 2006 Program and selects the key employees and executive officers who participate in the 2006 Program.  Subject to applicable tax laws, the Committee reserves the right to reduce awards below the formula amounts.  This authority enables the Committee to consider achievement of individual objectives in deciding on, and recommending to the Board, the amount of any bonus for a participant.

The Committee’s and Board’s approval of the terms of the 2006 Program shall not be deemed to create an enforceable agreement between Lone Star or any of its subsidiaries and any employee, and the Committee retains the right to reduce or refuse to authorize any awards under the 2006 Program, regardless of the attainment of any Program objectives.  No right to any award shall be deemed to exist unless and until the Committee and Board authorizes payment of awards under the 2006 Program following the completion of the 2006 fiscal year.

Bonuses Under the 2005 Program

At the February 28th meeting, the Board, on the Committee’s recommendation, confirmed that Lone Star had achieved more than 100% of its 2005 targeted ROA, determined the amounts of the cash bonuses to be paid to participants in the 2005 Annual Cash Incentive Bonus Program and directed that the payments of those bonuses be made on or before March 15, 2006.  The five persons who served as executive officers of Lone Star during 2005 and received cash compensation exceeding $100,000 during that year were awarded the following cash bonuses for 2005:  Rhys J. Best, $1,050,000;  Joseph Alvarado, $575,000;  W. Byron Dunn, $425,000; Charles J. Keszler, $210,000; and Robert F. Spears, $200,000.

Grants of Restricted Stock and Restricted Stock Units

The Committee also discussed at its February 20th meeting, and recommended to the Board at the February 28th Board meeting, (i) certain restricted stock grants for selected officers and managers of Lone Star (the “Special Recognition Stock Grants”), (ii) certain restricted stock grants for selected officers of Lone Star who participate in Lone Star’s Strategic Incentive Plan (the “SIP Stock Grants”) and (iii) certain restricted stock unit grants for the directors of Lone Star (the “Stock Unit Grants”).  The Special Recognition Stock Grants, SIP Stock Grants and Stock Unit Grants were approved by the Board and are pursuant to the Lone Star Technologies 2004 Long-Term Incentive Plan.

Special Recognition Stock Grants

Attached as Exhibit 10.1 and incorporated herein by reference is the Form of Officer and Manager Restricted Stock Agreement (the “Special Recognition Stock Agreement”) that Lone Star expects to use in connection with the Special Recognition Stock Grants.  The Special Recognition Stock Grants are subject to the terms of the Special Recognition Stock Agreement.

Restricted Stock Grants

Attached as Exhibit 10.2 and incorporated herein by reference is the Form of Strategic Incentive Plan Participant Restricted Stock Agreement (the “SIP Stock Agreement”) that Lone Star expects to use in connection with the SIP Stock Grants.  The SIP Stock Grants are subject to the terms of the SIP Stock Agreement.

Stock Unit Grants

Attached as Exhibit 10.3 and incorporated herein by reference is the Form of Director Restricted Stock Unit Award (the “Stock Unit Agreement”) that Lone Star expects to use in connection with the Stock Unit Grants.  The Stock Unit Grants are subject to the terms of the Stock Unit Agreement.

Item 9.01.  Financial Statements and Exhibits

(a)           Financial Statements of Business Acquired.

Not applicable.

(b)           Pro Forma Financial Information.

Not applicable.

(c)           Exhibits.

Exhibit Number	Exhibit Title
10.1	Form of Officer and Manager Restricted Stock Agreement.
10.2	Form of Strategic Incentive Plan Participant Restricted Stock Agreement.
10.3	Form of Director Restricted Stock Unit Award.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONE STAR TECHNOLOGIES, INC.

By:	/s/ Robert F. Spears
Robert F. Spears,
Vice President, General Counsel and
Secretary

Date:       March  6,  2006

EXHIBIT INDEX

Exhibit Number	Exhibit Title
10.1	Form of Officer and Manager Restricted Stock Agreement.
10.2	Form of Strategic Incentive Plan Participant Restricted Stock Agreement.
10.3	Form of Director Restricted Stock Unit Award.